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LICENSE AGREEMENT

This License Agreement (the "Agreement") is entered into as of January 5, 2018 (the "Effective Date") by and between Function(x) Inc., with its principal place of business at 902 Broadway, 11th Floor, New York, NY 10010 ("Fn(x)"), and BumpClick LLC, with its place of business at 12722 Flint Lane, Overland Park, KS 66213 ("Bump").

In consideration of the mutual covenants and Agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.DEFINITIONS. Capitalized terms shall have the meanings ascribed to them in this Section 1. All other capitalized terms used in this Agreement not otherwise defined in Section 1 shall have the meanings assigned in the part of this Agreement in which they are defined.

a."Affiliate" means parent, subsidiary and affiliated companies of a party, if any, and the successors and permitted assigns of any of such entity.

b."Assets" shall mean all websites, other related intellectual property, customer lists, data, patents, trademarks, domain names, goodwill and other assets necessary to operate the Businesses.

c.“Businesses” means the businesses known as WetPaint and Rant.

d."Confidential Information" means, but shall not be limited to, all information relating to a party's, its Affiliate(s), or its supplier(s) business, products, or services, which is furnished or disclosed to Receiving Party by Disclosing Party or its Affiliate(s), or is acquired by Receiving Party directly or indirectly from the Disclosing Party, either orally or in writing, and which a reasonable person would assume to be of a confidential or proprietary nature. Such term shall also include all memoranda, notes, reports, documents and other media containing Confidential Information, as well as any copies and extracts of Confidential Information and any computer-generated studies and data containing Confidential Information prepared by or for the benefit of Receiving Party in connection with carrying out the relationship contemplated by this Agreement.

e. “Contractor" means a third party that performs services on behalf of a Party or such Party’s Affiliates in accordance with the terms of this Agreement.

f."Disclosing Party" means any party that provides or otherwise discloses its or any third party Confidential Information to the other party.

g."Management Services" mean any services relating to the management of Fn(x)’s Pages and Websites, as described in Section 3(a) and 3(b).

h.“Pages” shall mean all Social Pages owned by Fn(x) or its Affiliates in connection with the Businesses, as described in Schedule 3(a).

i.“Party” shall mean either Bump or Fn(x).

j.“Parties” shall collectively mean Bump and Fn(x).

k."Patents" means any patents and applications (including provisional applications and utility models), patents issuing from such applications, ce1iificates of invention or any other grants by any governmental entity for the protection of inventions, and all reissues, renewals, continuations, continuations-in-part, re-examinations and extensions of any of the foregoing, in the United States and all jurisdictions of the world, including all foreign and international patents and applications.

l."Receiving Party" means any party receiving any Confidential Information.

m."Services" means any Management Services that are provided by Bump pursuant to this Agreement or any SOW entered by the Parties.

n."Statement of Work" or "SOW" means a document which incorporates the terms of this Agreement by reference, and pursuant to which Fn(x) orders certain Services from Bump.

o."Term" shall have the meaning set forth in Section 7(a).

p.“Websites” shall mean all web properties and domains owned by Fn(x) or its Affiliates in connection with the Businesses, as described in Schedule 3(b).

2.LICENSE.

a.License Grant. Subject to the terms and conditions of this Agreement, Fn(x) grants to Bump a perpetual, exclusive, and revocable license to websites, other related intellectual property, customer lists, data, patents, trademarks, domain names, goodwill and other assets necessary to operate the Businesses.

b.License Restrictions. Bump’s management of the Pages is subject to the following:

i.        Bump may not, nor allow any third party to (1) remove any product identification or proprietary rights notices; (2) otherwise use or copy the Pages except as expressly provided herein;

c.Retention of Rights. Fn(x) reserves all rights not expressly granted to Bump in this Agreement.

3.FEES.

a.    Closing Contingencies. Bump will pay $20,571.74 to Bump Digital, LLC to eliminate outstanding payables owed by Fn(x) to Bump Digital, LLC. In exchange, Bump Digital, LLC and Fn(x) will mutually terminate the agreement entered into on September 27, 2017 and Bump Digital, LLC hereby waives any notice period required under such agreement. Bump shall pay $104,428.26 to Fn(x). These combined amounts of $125,000.00 are known as the “Closing Advance”.

b.    Post-Closing Payments.

i.
Fn(x) shall receive a commission equal to 20% of gross revenues from Fn(x)’s Websites and Pages, and 20% of net profits from paid media calculated as margin on such media (collectively, the “Commissions”).

ii.
Commissions earned by Fn(x) following the closing shall be offset by the Closing Advance in amounts of $25,000 per month. Any shortfall on the $25,000 monthly payment will be carried over to the following month until the full $125,000 advance has been repaid.

iii.	Commissions will be paid net 45 at the end of each month.

4.OPTION TO PURCHASE ASSETS

a.    Bump Option.

i.
For a period of two years after the execution of this Agreement, Bump has the option to purchase the Assets upon a 60 day prior written notice for (a) $1,000,000 before the 1st anniversary of this Agreement, or (b) $2,000,000 after the 1st anniversary but before the 2nd anniversary of the execution of this Agreement (the “Option”).

ii.	Should Bump exercise the Option and complete the purchase of the Assets, all future Commissions under this Agreement end, and this Agreement would terminate.

iii.	The Option shall automatically expire on the second (2nd) anniversary of this Agreement or in the event it is invalid or in violation of applicable laws, regulations or corporate governance rules.

b.    Fn(x) Option Buyback Rights.

i.
Anytime after September 30, 2018, Fn(x) shall have the right to buy back the Option upon a thirty (30) day written notice of its intent to do so (the “Buyback Intent”) in exchange for a lump-sum payment to Bump of $150,000, plus any unearned amounts of the Closing Advance (the “Option Buyback Payment”). Once Bump receives the Buyback Intent, Bump remains able to exercise the Option for a period of thirty (30) days. If Bump chooses to exercise the Option within thirty (30) days of receiving the Buyback Intent pursuant to clause (ii) below, the Option Buyback Payment shall be no longer owed, or if has already been paid, it will be returned to Fn(x).

ii.	If Bump chooses to exercise the Option within thirty (30) days of receiving the Buyback Intent, the parties shall take reasonable, mutually agreed upon steps to complete the purchase.

iii.	In the event the Option is cancelled, this Agreement remains in force until the 2nd anniversary hereof less the number of months this Agreement has been in effect since the Effective Date.

5.REPORTING.

a.
Bump shall provide Fn(x) with daily reports of traffic to and from Wetpaint.com and social traffic to the Pages from Bump sources. Fn(x) shall have the right to request additional reports, including but not limited to (i) reports of third-party traffic created by or received by Bump and (ii) reports of all revenues received by Bump from third parties related directly or indirectly to Wetpaint.com or its Pages, which information shall be provided to Fn(x) at least weekly or upon request by Fn(x) at any time. Failure to provide such reports in a timely manner shall be deemed a material breach of this Agreement.

b.
Fn(x) shall have the right to audit the calculations of the commissions at any time. Fn(x) may at any time request additional information or verification of the information contained in any such reports.

c.	At the request of Fn(x), Bump shall provide Fn(x) with Bump’s internal reports with respect to revenue sources.

6.	INTELLECTUAL PROPERTY RIGHTS; RESTRICTIONS ON COMPETITIVE USE OF MATERIALS

a.	Fn(x) shall own all right, title and interest in and to content created on the Pages and Websites before this Agreement.

b.	Bump shall own all right, title and interest in and all obligations with respect to content created on the Pages and Websites following the effective date of this Agreement.

7.TERM AND TERMINATION

a.    Term. The term of this Agreement shall commence on the effective date and continue for a period of two (2) years unless terminated in accordance with Section 4 or this Section 7.

b.    Termination.

i.
If Bump does not acquire the Assets, either party shall have the right to terminate the license agreement on or after the second year anniversary of this Agreement upon a thirty (30) days prior written notice.

ii.
Either Party may terminate this Agreement if the breaching party fails to cure any material breach of this Agreement within thirty (30) days after receiving notice of such breach from the non-breaching party. Upon such termination, all of Bump’s right to manage the Pages shall immediately cease and Bump shall promptly return to Fn(x) all documents relating to the Websites and the Pages.

iii.	For the purposes of this Section 7(b), the following shall be considered a material breach of this Agreement:

1.	Failure by Bump to provide to Fn(x) the reports referred to in Section 5.

2.	Material discrepancies between the reports referred to in Section 5 and the calculation of Third Party Revenue.

3.	Failure to timely make payments required under Section 3.

c.    Suspension. Notwithstanding anything to the contrary contained in the Agreement, the Parties may temporarily suspend any Services immediately, without notice, if (a) interruption of service is necessary to prevent or protect against fraud or otherwise protect a Party or its or its Affiliates' personnel, facilities or services, (b) either Party breaches or otherwise fails to comply in any material respect with the license restrictions; or (c) the suspension is in accordance with an order, instruction or request of a government, an emergency service organization or other administrative agency having appropriate jurisdiction. The suspension shall be without prejudice to any other right or remedy either Party may have arising out of the breach or non-compliance of the other Party.

d.    Effect of Termination. Any obligations to pay fees incurred under this Agreement shall survive termination of the Agreement for any reason. Termination is not an exclusive remedy.

8.WARRANTIES

a.    Services Warranty. Bump warrants that all content created for the Pages and Websites shall be performed in a professional and workmanlike manner consistent with generally accepted industry standards.

b.    Additional Warranties. Each Party warrants that (i) has all requisite corporate authority to enter into this Agreement and its performance hereunder does not and shall not conflict with any third-party contracts or agreements to which it is a party; and (ii) it has taken all necessary actions to authorize the execution and performance of this Agreement.

c.    Warranty Limitations. Each non-breaching Party must report in writing any breach of the warranties contained in this Section 8 to the breaching Party, and the exclusive remedy for any breach of such warranties shall be as contained herein.

9.	INDEMNITY

a.    If a third party makes a claim against Fn(x), its Affiliates, officers, directors and contractors (collectively, the “Fn(x) Indemnified Parties”) that any content created by Bump under this Agreement infringes the intellectual property rights owned by a third party (an “IP Claim”), Bump will (i) defend and hold harmless the Fn(x) Indemnified Parties against the IP Claim at Bump’s cost and expense, and (ii) indemnify and hold the Fn(x) Indemnified Parties harmless against any and all costs, damages and expenses (including reasonable legal fees) against the Fn(x) Indemnified Parties arising out of such IP Claim; provided that: (i) Fn(x) promptly notifies Bump in writing no later than thirty (30) days after Fn(x)’s receipt of notification of a potential claim, provided that any failure to provide such notice by Fn(x) shall limit Fn(x)’s foregoing obligations only to the extent that Fn(x) is prejudiced by such delay; (ii) Fn(x) may assume sole control of the defense of such claim and all related settlement negotiations, provided that Bump may in its sole discretion and cost, participate in its defense through its counsel; and (iii) Fn(x) provides Bump with the assistance, information and authority necessary to perform Bump’s obligations under this Section.

b.    If content created by Bump under this Agreement is held to infringe or is believed by Fn(x) to infringe, Bump shall at its expense replace or modify that content to be non-infringing.

c.    For avoidance of doubt, the provisions of Section 9(a) and 9(b) above shall only apply to content created by Bump under this Agreement and not to content created by Fn(x) Employees or Fn(x) Contractors before this Agreement.

d.    Bump shall defend, indemnify, and hold harmless the Fn(x) Indemnified Parties, from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses, arising out or resulting from any third-party claim alleging material breach by of any obligations set forth in this Agreement.

e.    Fn(x) shall defend, indemnify, and hold harmless Bump, its Affiliates, officers, directors and contractors from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses, arising out or resulting from any third-party claim alleging material breach by of any obligations set forth in this Agreement.

10.LIMITATION OF REMEDIES AND DAMAGES

a.    EXCEPT FOR BREACHES OF SECTION 2 (LICENSE) OR SECTION 11 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY, OR ITS CONTRACTORS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.CONFIDENTIALITY.

a.    Disclosure of Confidential Information. The Receiving Party may not disclose the Disclosing Party's Confidential Information to any third party except the Receiving Party's representative and advisors, and only to the extent that such disclosure is necessary for the performance of the Receiving Party's obligations and exercise of Receiving Party's rights under this Agreement, provided, however, that before disclosing any Confidential Information of the Disclosing Party, the Receiving Party shall ensure that all such persons receiving Confidential Information shall (i) be subject to a written confidentiality Agreement with the Receiving Party that is at least as protective of the Disclosing Party's Confidential Information as this Agreement, and (ii) have been informed of the confidential nature of the Confidential Information. Additionally, if a Receiving Party is ordered by a court, administrative agency, regulatory agency, or other governmental body of competent jurisdiction to disclose Confidential Information, or if it is served with or otherwise becomes aware of a motion or similar request that such an order be issued or if deemed advisable by the Party or its counsel in connection with any public filing that disclosure be made., then the Receiving Party will not be liable to the Disclosing Party for disclosure of Confidential Information required thereby.

b.    Restrictions on Use of Confidential Information. The Receiving Party agrees to use reasonable care, but in all events at least the same degree of care that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure, or availability of Confidential Information of the Disclosing Party. Except as otherwise expressly permitted by this Agreement, the Receiving Party shall not (i) disclose, duplicate, copy, transmit or otherwise disseminate in any manner whatsoever any Confidential Information of the Receiving Party; (ii) use the Confidential Information of the Disclosing Party for the Receiving Party's own benefit or that of any third party or for any purpose other than performance of this Agreement; (iii) commercially exploit any Confidential Information of the Disclosing Party; or (iv) acquire any right to, or assert any lien against, the Confidential Information of the Disclosing Party.

c.    Exceptions to Confidential Treatment. Confidential Information shall not include, and the obligations herein shall not apply to, information that (i) is now or subsequently becomes generally available to the public through no fault of Receiving Party; (ii) Receiving Party can demonstrate was rightfully in its possession prior to disclosure to Receiving Party by Disclosing Party; (iii) is independently developed by Receiving Party without the use of any Confidential Information provided by Disclosing Party; or (iv) Receiving Party rightfully obtains from a third party (without restriction and without breach of any agreement) who has the right, without obligation to Disclosing Party, to transfer or disclose such information.

d.    Return of Confidential Information. Except as otherwise provided in this Agreement, upon termination of this Agreement, or upon the Disclosing Party's earlier request, the Receiving Party shall promptly return to the Disclosing Party, or destroy, all of the Disclosing Party's Confidential Information then in the Receiving Party's possession, except for any data retained by the Receiving Party pursuant to its automatic back-up/retention policy. The Receiving Party shall, if requested in writing, certify its respective compliance with the foregoing provision.

e.    Injunctive Relief. It is agreed that the unauthorized use or disclosure of any Confidential Information by Receiving Party in violation of this Agreement may cause severe and irreparable damage to Disclosing Party, for which monetary damages may be insufficient. In the event of any violation of this Agreement, Receiving Party agrees that Disclosing Party may, without posting a bond, seek from any court of competent jurisdiction preliminary and/or permanent injunctive relief to prevent disclosure and/or to prohibit further disclosure.

12.MISCELLANEOUS

a.    Assignment. Except as otherwise provided in this Section 12(a), neither Party may assign this Agreement without the other party's written consent, such consent not to be unreasonably withheld or delayed; provided, however, that no consent shall be required if (i) either party assigns this Agreement to an Affiliate or in connection with a merger, acquisition, or sale of all or substantially all of its assets, unless the Affiliate or surviving entity is a direct competitor of the other party, and so long as: (x) such Affiliate or surviving entity agrees to be bound in writing by the terms of this Agreement, and (y) the assigning or transferring entity provides the other party with a prior written notice of the assignment or transfer and the Affiliate or surviving entity's written assent to the terms of this Agreement, or (ii) either Party assigns its right to receive and collect payments hereunder. This Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the successors and permitted assigns of the parties hereto.

b.    Governing Law; Jurisdiction. The Agreement shall be governed by and construed under the laws of the State of New York without regard to the conflicts of law provisions thereof. There parties hereby consent to the exclusive jurisdiction of the federal and state courts located in New York County, New York.

c.    Notices. All notices delivered under the Agreement shall be in writing and deemed given upon receipt when delivered personally or upon confirmation of receipt following delivery of (i) nationally recognized overnight courier service or (ii) registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the Legal Department at the address indicated above, or at such other address of which one party is notified by the other in writing.

d.    Severability. If a provision of the Agreement or portion thereof is found to be invalid or unenforceable under applicable law, it shall be omitted from the Agreement without invalidating the remainder of such provision or the remaining provisions of the Agreement. The waiver by either party of any default or breach of any provision of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

e.    Force Majeure. Each party will be excused from performance for any period during which, and to the extent that, it or its subcontractor(s) is prevented from performing any obligation or service, in whole or in part, as a result of causes beyond its reasonable control, and without its fault or negligence, including without limitation, acts of God, strikes, lockouts, riots, acts of war, epidemics, communication line failures, and power failures.

f.    Relationship of the Parties. Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties

g.    Entire Agreement. The Agreement, including the attached Schedules and any Statement(s) of Work, represents the entire Agreement between the parties, and expressly supersedes and cancels any other agreements, whether oral or written, on the subjects herein. Each party acknowledges that it is not entering into the Agreement on the basis of any representations not expressly contained herein. Other than as specified herein, this Agreement may only be supplemented or modified by an amendment in a writing executed by the parties. No additional or conflicting term in a purchase order or other document shall have any effect.

h.    Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. The exchange of digital copies of a fully executed Agreement (in counterparts or otherwise) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Signatures on following page

BUMPCLICK LLC                FUNCTION(X) INC.

By:                            By:
Name:                            Name:    Robert F.X. Sillerman
Title:                            Title:    Chief Executive Officer

Agreed and acknowledged solely for purposes of Section 3(a):

BUMP DIGITAL LLC

By:
Name:                ______
Title:

SCHEDULE 3(A)

Pages

During the Term of this Agreement, Bump shall be responsible for all overhead and operational costs related to the management of the Pages listed below, including, but not limited to, content creation, social page management, and reporting. Bump will enter into its own contracts for such overhead and costs. For the avoidance of doubt, Bump will not take over any business contracts currently in place with Fn(x), it is not assuming any prior liabilities of Fn(x), and no current employees currently employed or contractors currently contracted by Fn(x) will be retained by Bump except at Bump’s own sole discretion.
Wetpaint - https://www.facebook.com/Wetpaint/
Real Housewives of Atlanta Fansite - https://www.facebook.com/RealHousewivesofAtlantaFansite/
Bachelor Fansite - https://www.facebook.com/TheBachelorFansite/insights/
Bachelorette Fansite - https://www.facebook.com/TheBacheloretteFansite/insights/
Teen Mom Fansite - https://www.facebook.com/TeenMomFansite/
Kardashians Fansite - https://www.facebook.com/TheKardashiansFansite/
Real Housewives Fansite - https://www.facebook.com/RealHousewivesFansite/
Pretty Little Liars Fansite - https://www.facebook.com/PrettyLittleLiarsFansite/
Dancing with the Stars Fansite - https://www.facebook.com/DWTSFansite/
Vampire Diaries Fansite - https://www.facebook.com/TheVampireDiariesFansite/
Game of Thrones Fansite - https://www.facebook.com/GameOfThronesByWetpaint/
Grey's Anatomy Fansite - https://www.facebook.com/GreysAnatomyFansite/
Empire Fansite - https://www.facebook.com/empirewetpaint/
The Voice Fansite - https://www.facebook.com/TheVoiceFansite/
Wetpaint Millennial Pink - https://www.facebook.com/WetpaintPink/
RantCars - http://www.facebook.com/RantCars/
RantChic - https://www.facebook.com/RantChic/
RantFinance - https://www.facebook.com/RantFinance
RantFood - https://www.facebook.com/RantFood/
RantGamer - https://www.facebook.com/RantGamer/
RantGizmo - https://www.facebook.com/RantGizmo/
RantHollywood - https://www.facebook.com/RantHollywood/
RantLifestyle - https://www.facebook.com/RantLifestyle/
RantNow - https://www.facebook.com/RantNOW/
RantPets - https://www.facebook.com/RantPets/
RantPlaces - https://www.facebook.com/RantPlaces/
RantPolitical - https://www.facebook.com/RantPolitical/
RantSports - https://www.facebook.com/RantSports/
RantVideo - https://www.facebook.com/RantVideo/

SCHEDULE 3(B)

Websites

During the Term of this Agreement, Bump shall be responsible for all overhead and operational costs related to the management of the Websites listed below, including, but not limited to, web development, content creation, ad and revenue operations, ad serving, hosting, image licensing, and domain registrations. Bump will enter into its own contracts for such overhead and costs. For the avoidance of doubt, Bump will not take over any business contracts currently in place with Fn(x), it is not assuming any prior liabilities of Fn(x), and no current employees or contractors currently employed or contracted by Fn(x) will be retained by Bump except at Bump’s own sole discretion.
RantCars.com
RantChic.com
RantFinance.com
RantFood.com
RantGamer.com
RantGizmo.com
RantHollywood.com
RantLifestyle.com
RantNow.com
RantPets.com
RantPlaces.com
RantPolitical.com
RantSports.com
Wetpaint.com

EXHIBIT A

The Assets

All assets subject to the License Agreement used in the implementation thereof.

1